Camco Financial Corporation Advantage Bank Investment Overview October 2012 Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-182719 October 19, 2012

Financial Disclosure

This Investor Presentation (“Presentation”) has been produced by Camco Financial Corporation (“CAFI”) solely for use at this investor presentation held in connection with the rights offering of Common Stock of CAFI, and may not be reproduced or redistributed, in whole or in part, to any other person.  CAFI has filed a registration statement
(“Registration Statement”), including a prospectus (“Prospectus”) with the Securities and Exchange Commission (“SEC”) for the rights offering of its Common Stock to which this Presentation relates.  Before you decide whether to invest, you should read the Prospectus in that registration statement for more complete information about CAFI and advisor and information agent, will arrange to send to you the Prospectus if you request by calling (866) 404-2951.
Some of our statements contained in this presentation are “forward-looking statements” within the meaning of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of invoking these safe harbor provisions.  Forward-looking statements are not guarantees of performance or results.  When we use words such as “may,” “plan,” “contemplate,” “anticipate,” “believe,”
“intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “target,” “could,” “is likely,” “should,” “would,” “will,” and similar expressions, you should consider them as identifying forward-looking statements, although we may use other phrasing.
All statements other than statements of historical fact included in this presentation regarding our outlook, financial position and results of operation, liquidity, capital resources and interest rate sensitivity are forward-looking statements.  These forward-looking statements also include, but are not limited to, anticipated changes in industry conditions created by state and federal legislation and regulations; anticipated changes in general interest rates and the impact of future interest rate changes on our profitability, capital adequacy and the fair value of our financial assets and liabilities; retention of our existing customer base and our ability to attract new customers; the development of new products and services and their success in the marketplace; the adequacy of the allowance for loan losses; and statements regarding our anticipated loan and deposit account growth, expense levels, liquidity and capital resources and projections of earnings.
The forward-looking statements contained in this presentation are based on our beliefs and assumptions and on the information available to us at the time that these disclosures were prepared and involve known and unknown risks, uncertainties and other factors which may cause our actual results to be materially different from any future results expressed or implied by such forward-looking statements.  Although we believe the expectations reflected in such forward-looking statements are reasonable, we can give no assurance such expectations will prove to have been correct.  Important factors that could cause actual results to differ materially from those in the forward-looking statements included herein include, but are not limited to, competition in the industry and markets in which we operate; levels of non-performing assets;
changes in general interest rates; loan demand; rapid changes in technology affecting the financial services industry; real estate values; changes in government regulation;
and general economic and business conditions.
For other factors, risks and uncertainties that could cause our actual results to differ materially from estimates and projections contained in these forward-looking statements, please read the “Risk Factors” section of the Prospectus that relates to the rights offering.  All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary note.  Any forward-looking statement speaks only as of the date which such statement was made, and, except as required by law, we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.
this offering. You may obtain these documents for free by visiting EDGAR on the SEC Website at
www.sec.gov.
Alternatively, CAFI or ParaCap Group, LLC, financial

Offering Considerations

Offering Overview

Issuer: Camco Financial Corporation (NASDAQ: CAFI)
Securities Offered: Common stock
Offering Price: $1.75 per share
Offering Size: Up to $10.0 million (no minimum)
Warrant Terms: For every 2 shares purchased in the offering, investors will receive one non-transferrable
warrant to purchase common stock within five
years at $2.10 per share
Insider Commitment: $2.45 million - $3.50 million on the same terms as all offering participants
Financial Advisor &
Information Agent: ParaCap Group LLC

Offering Overview

Rights Offering Terms: Basic subscription rights allow existing shareholders to purchase one new share for
each share owned as of the record date,
subject to pro rata cutback
Oversubscription Privilege: Existing shareholders may subscribe for additional shares over their basic rights;
oversubscription shares are subject to pro rata
cutback if total rights offering proceeds exceed
$10.0 million
Record Date: July 29, 2012
Rights Offering Expiration: October 31, 2012, unless extended
Public Offering: To the extent that any shares remain unsold in the rights offering, Camco may elect to conduct
a public offering on the same terms as the rights
offering

Investment Highlights

Unique franchise combining Columbus and Cincinnati with community banking markets on I-77 corridor
New, committed management
Improved asset quality
Strengthened balance sheet
Return to profitability
Significant progress with consent order requirements
Attractive valuation

Camco Financial Overview

Michigan
Toledo
Sandusky
Cleveland
Akron
Canton
Fort Wayne
Ohio
Columbus
Dayton
Cincinnati
West Virginia
Kentucky

Unique Franchise
Assets:  $767 Million*
Branches:  22
I-77 Corridor
9 branches / $322 million deposits**
Cincinnati / Dayton
8 branches / $183 million deposits**
Columbus / Washington Court House
5 branches / $137 million deposits**
* Asset data as of 6/30/12; ** Branch deposit data as of 6/30/11 per FDIC

Ohio has posted the fourth largest increase in jobs of all 50 states, on a year-over-year basis from August 2011
From August 2011 to August 2012, Ohio added 98,300 jobs, trailing only Texas, New York and California
All of Camco’s markets have witnessed a significant decline in the unemployment rate over the last year and remain notably below the national unemployment rate:
Cambridge, OH
Cincinnati-Middletown, OH-KY-IN
Parkersburg-Marietta-Vienna, WV-OH
Washington Court House, OH
Columbus, OH
Dayton, OH
New Philadelphia-Dover, OH
Ohio
Nationwide

Unique Franchise
(23.7%)
(23.0%)
(20.0%)
(24.2%)
(24.4%)
(22.3%)
(27.9%)
(22.7%)
(13.3%)
7.4%
6.7%
6.8%
6.9%
5.9%
7.3%
6.2%
6.8%
7.8%
Year-Over-Year Change
in Unemployment Rate
August 2012
Unemployment Rate
Source: Bureau of Labor Statistics and SNL

Committed Management
Following its terminated merger with First Place Financial in 2008, Camco welcomed in a new management team, led by Jim Huston, that has successfully resolved legacy credit quality issues, returned the Company to profitability and positioned Camco to begin lending again in a meaningful way.
James E. Huston
was named Chief Executive Officer, President and Chairman of the Board of Camco Financial Corporation in
December 2008.  Mr. Huston worked as an Independent Consultant for financial institutions from July 2006 through December 2008, including for Camco from September 2008 through December 2008.  From February 2006 until July 2006, Mr. Huston served as the interim Chief Financial Officer for the Federal Home Loan Bank of Des Moines.  Mr. Huston was employed by First Consumers
National Bank in Portland, Oregon, from November 2001 until November 2005, serving as the Chief Executive Officer from March
2002 until November 2005.  Mr. Huston served as Executive Vice President and Chief Financial Officer of Aames Financial
Corporation, Los Angeles, California, from August 2000 to November 2001.  He was employed by Bank One Corporation,
Columbus, Ohio, from 1992 to 2000 where he held several executive positions, including Senior Vice President and Chief Financial
Officer, Bank One Consumer Financial Services from May 1997 to August 2000.
John E. Kirksey
has been the Senior Vice President, Chief Financial Officer and Treasurer of Camco Financial Corporation and
Advantage Bank since March 2011.  Mr. Kirksey was previously employed by Modern Medical, Inc. from 2008 through 2010, serving as the Director of Operations.  Prior to that, Mr. Kirksey served in several financial leadership roles at JPMorgan Chase, including Vice President/Planning and Analysis Manager, Retail Banking from 2002 to 2008; Vice President/Senior Finance
Manager, Retail Group from 1997 to 2002; and Vice President/Strategic Planning in 1996 (with Banc One Corporation).  At Bank
One, Richmond, Mr. Kirksey served as Chief Financial Officer from 1989 to 1996.  Mr. Kirksey holds a Master of Business
Administration, Finance degree from Indiana University, Bloomington, Indiana, and a Bachelor of Science degree in Business
Administration and Economics from Manchester College, North Manchester, Indiana.
Jeffrey T. Tucker
is a Certified Public Accountant and Sole Member of the accounting firm Tucker & Tucker CPAs, LLC,
Cambridge, Ohio, a position he has held since 1984.  Mr. Tucker was named Lead Independent Director of Camco Financial
Corporation in February 2009.

Committed Management
Camco’s directors and officers currently own approximately 7.2% of the Company’s outstanding shares (10.5%
on a fully diluted basis).  They have indicated their intention to collectively invest an additional $2.45 million to
$3.50 million through the exercise of their basic and oversubscription rights.  The insiders will be investing on the same terms as all other offering participants, and their involvement is subject to being cut back if the rights offering is oversubscribed. As shown below, assuming a $10.0 million offering, the insiders’ aggregate pro forma ownership could be as high as 19.2% (23.1% on a fully diluted basis).
* Existing Ownership as of 9/21/12
Total Shares Outstanding 7,468,087
Total Options Outstanding 585,900
Pro Forma Shares ($10MM Offering) 13,182,373
Pro Forma Warrants and Options ($10MM Offering) 3,443,043
Warrants and % of Total Shares
Directors & Officers Common Stock Options Basic Diluted
Existing Ownership* 535,000 310,000 7.2% 10.5%
$2.45 Million Commitment 1,400,000 700,000 14.7% 17.7%
$3.50 Million Commitment 2,000,000 1,000,000 19.2% 23.1%

Classified Assets¹
$85,000
$63,324
$51,219
$48,843

Dollars In Thousands
* Based on management internal reports
Improved Asset Quality
$85,000
$63,324
$51,219
$48,343
$30,000
$40,000
$50,000
$60,000
$70,000
$80,000
$90,000
12/31/2009 12/31/2010 12/31/2011 6/30/2012
Classified Assets*

Dollars In Thousands
Improved Asset Quality
$53,484
$32,848
$33,779
$24,918
$23,653
$0
$10,000
$20,000
$30,000
$40,000
$50,000
$60,000
12/31/2008 12/31/2009 12/31/2010 12/31/2011 6/30/2012
Nonperforming Loans

14 Dollars In Thousands Improved Asset Quality * Through 6/30/2012 $21,440 $17,689 $4,617 $1,489 $0 $5,000 $10,000 $15,000 $20,000 $25,000 2009 2010 2011 2012 YTD* Net Charge Offs

Dollars In Thousands
Strengthened Balance Sheet
$167,106
$97,291
$92,934
$63,604
$58,445
$25,000
$50,000
$75,000
$100,000
$125,000
$150,000
$175,000
12/31/2008 12/31/2009 12/31/2010 12/31/2011 6/30/2012
FHLB Borrowings

Strengthened Balance Sheet 0% 10% 20% 30% 40% 50% 60% 12/31/2009 12/31/2010 12/31/2011 6/30/2012 Deposit Composition (% of Total Deposits) Noninterest-bearing Other Transaction MMDA & Savings 16

Return to Profitability
2009 2010 2011
2012
YTD*
Gross
Earning
Assets
5.39% 5.41% 5.12% 4.62%
Cost of
Funds
2.54% 1.97% 1.54% 1.31%
NIM 2.91% 3.50% 3.66% 3.42%

* Through 6/30/2012
5.39%
5.41%
5.12%
4.62%
2.54%
1.97%
1.54%
1.31%
2.91%
3.50%
3.66%
3.42%
1.00%
2.00%
3.00%
4.00%
5.00%
6.00%
2009 2010 2011 2012 YTD
Gross COF NIM

Return to Profitability

2008 Pretax Loss ($20,440)
2009 Pretax Loss ($17,514)
2010 Pretax Loss ($14,041)
2011 Pretax Earnings $758
2012 Pretax Earnings:
Quarter Ended March 31, 2012 $450
Quarter Ended June 30, 2012               $420
2012 YTD $870
Dollars In Thousands

1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
6/30/12 YTD

Return to Profitability

-30%
-25%
-20%
-15%
-10%
-5%
0%
5%
10%
15%
20%
Return on Average Equity (%)
Following an extended period of consistent attractive returns, the economic downturn led to substantial losses in 2008-2010.  Camco returned to profitability beginning in the second half of 2011 and the trend has accelerated into 2012.

Regulatory Compliance
Retain qualified management and increase board participation
Tier 1 Leverage Ratio of 9.0% / Total Risk-Based Capital of 12.0%
Establish acceptable capital plan
Establish acceptable concentration of credit plan
Reduce CRE concentration to less than 300% of Total Risk-Based Capital
Establish plan for reduction of classified assets / charge off loss-rated assets
Establish plans for liquidity risk management and sensitivity to interest rate risk
Establish acceptable strategic plan and test on a quarterly basis
Establish comprehensive methodology for determining adequacy of ALLL
Establish profit plan and budget for 2012-2013 and test on a quarterly basis
Assess officer incentive plan to ensure appropriate alignment of incentives
Establish acceptable IT strategic plan and business continuity plan
Advantage Bank was issued a consent order by the FDIC and Ohio DFI on February 9, 2012, that effectively replaced its original order issued July 31, 2009.  The order sought improvements in several areas, both financial and administrative.  Management believes  that the bank has achieved compliance with substantially all of the order’s requirements except for those that are dependent upon raising additional capital.  Camco believes that the successful completion of its rights offering will strengthen its position with regard to any remaining outstanding items.

Attractive Valuation

SNL Bank Index Historical Price to Book Multiples (%)
SNL Bank Index Historical Price to Earnings Multiples (x)
101

107

209 209
237

231

266
201
165
154
172
50
100
150
200
250

2012
YTD
2011 2010 2009 2008 2007 2006 2005 2004 2003 2002 2001 2000 1999 1998 1997 1996 1995 1994 1993
11.4
12.1
16.8
21.8
14.1
12.6
13.8
14.9
15.1
15.6
19.2
19.0
17.6
22.0
20.8
17.6
14.0
11.6
10.6
15.3
0.0
5.0
10.0
15.0
20.0
25.0
2012
YTD
2011 2010 2009 2008 2007 2006 2005 2004 2003 2002 2001 2000 1999 1998 1997 1996 1995 1994 1993

Attractive Valuation

*Assumes $2.0mm sold to insiders, $3.0mm through basic rights and $5.0mm through oversubscription rights
CAFI Rights Offering CAFI
(dollars in thousands) 6/30/2012 Adjustments* Pro Forma
Consolidated Financial Summary
Total Reserves 14,185 $                 - $                            14,185 $
Total Goodwill and Intangibles - - -
Trust Preferred 5,000 - 5,000
Stockholders' Equity:
Accumulated Other Comprehensive Income net of
Related Tax Effects
36 - 36
Common Stock
46,740 9,361 56,101
Total Stockholders' Equity
46,776 9,361 56,137
Total Capitalization
51,776 $                 9,361 $                   61,137 $
Regulatory Capital Ratios
Tier 1 Capital to Tangible Assets (Leverage Ratio) 6.62% 7.65%
Total Risk-Based Capital to Risk Weighted Assets 10.00% 11.21%
Consolidated Financial Data
Consolidated Tangible Common Equity to Assets
6.10%
7.23%
Common Book Value Per Share 6.26
$
4.26 $
Tangible Common Book Value Per Share
6.26 $
4.26 $
Offering Price / Tangible Book Value Per Share
27.94% 41.09%
Ownership
Shares Outstanding 7,468,087 5,714,286 13,182,373
Pro Forma Ownership - Existing Shares 100.00% 56.65%
Pro Forma Ownership - Newly Issued Shares 0.00% 43.35%

Investment Highlights

Unique franchise combining Columbus and Cincinnati with community banking markets on I-77 corridor
New, committed management
Improved asset quality
Strengthened balance sheet
Return to profitability
Significant progress with consent order requirements
Attractive valuation

Additional Information 24 To request additional information, please contact our Information Agent: (866) 404-2951 A Subsidiary of Paragon Capital Group, LLC